As filed with the Securities and Exchange Commission on September 28, 2000

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOSCO CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	95-186576 (I.R.S. employer identification number)

1700 East Putnam Avenue
Suite 500
Old Greenwich, Connecticut 06870
(203) 698-7500
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

WILKES McCLAVE III, Esq.
Senior Vice President and General Counsel
1700 East Putnam Avenue
Suite 500
Old Greenwich, Connecticut 06870
(203) 698-7500
(Name, address, including zip code, and telephone number, of agent for service of process)

Copy to:

MARTIN H. NEIDELL, Esq.
STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5836

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

CALCULATION OF REGISTRATION FEE CHART

------------------------------------------------------------------------------------------------------------
                                                   Proposed Maximum    Proposed Maximum
Title of each Class of           Amount to be      Offering Price      Aggregate Offering   Amount of
Securities to be Registered(1)   Registered(1)     Per Unit(2)         Price(2)(3)          Registration Fee
------------------------------   ------------      ---------------    -------------------  ----------------
Debt Securities
------------------------------  -------------      ----------------    -------------------  ----------------
Common Stock,
$.75 par value
------------------------------  -------------      ----------------    -------------------  ----------------
Preferred Stock, $1.00
par value
-----------------------------   --------------     ----------------    -------------------  ----------------
Depositary Shares
representing Preferred
Stock
-----------------------------   --------------     ----------------    -------------------  ----------------
Total                           $2,821,000,000          100%              $2,821,000,000        $744,744
-----------------------------   ---------------    ----------------    -------------------  ----------------
(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The securities hereunder also include such indeterminate number of shares of common stock and preferred stock that may be issued upon conversion of convertible debt securities or convertible preferred stock.

(2)	The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the offering price of all securities registered hereunder.

(3)	Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which constitutes part of this Registration Statement also relates to an aggregate of $179,000,000 of securities registered on Form S-3, Registration Statement No. 333-20153.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED SEPTEMBER 28, 2000

PROSPECTUS

$3,000,000,000
TOSCO CORPORATION
Common Stock, Preferred Stock, Depositary Shares
and Debt Securities

           We may offer and issue from time to time up to $3,000,000,000 of:

o o o o	shares of common stock, shares of preferred stock, shares of preferred stock represented by depositary shares, one or more series of debt securities which may be either senior or subordinated.

           Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol TOS.

           The securities to be offered by us will be in amounts, at prices and on terms to be determined at the time of offering.

           When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities.

           Where necessary, the applicable prospectus supplement will contain information about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

           We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See "Plan of Distribution."

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________, 2000.

ABOUT THIS PROSPECTUS

           This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. We may from time to time sell any combination of the securities offered in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000.

           This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 3 of this prospectus.

           Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "we," "us," or similar references mean Tosco Corporation.

WHERE YOU CAN FIND MORE INFORMATION

           We file reports, proxy statements and other information with the SEC. You may inspect and copy any document that we file at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Any documents we file may also be available at the SEC's site on the World Wide Web located at http://www.sec.gov. For a fee you can obtain the documents by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

           We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

1. 2. 3. 4.	Annual Report on Form 10-K for the year ended December 31, 1999.

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30,
2000.

Current reports on Form 8-K filed on June 14, 2000, September 15, 2000 and September 21, 2000.

Proxy Statement for 2000 Annual Meeting of Stockholders.

           You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Investor Relations
Tosco Corporation
1700 East Putnam Avenue
Suite 500
Old Greenwich, Connecticut 06870
(203) 698-7500

           You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

TOSCO CORPORATION

           We are one of the largest independent refiners and marketers of petroleum products in the United States. We operate seven major refinery systems with the capacity to process approximately 1,355,000 barrels per day of crude oil, feedstocks, and blendstocks into various petroleum products. Through our retail distribution network, we currently sell approximately 6.7 billion gallons of fuel annually. We became one of the nation's largest operators of company-controlled convenience stores in 1996 when we purchased the Circle K Corporation. In 1997, we expanded our network by acquiring Union Oil Company of California's West Coast retail, terminal and pipeline distribution system. On February 29, 2000, we further expanded our retail distribution through the acquisition of approximately 1,740 additional retail gasoline and convenience outlets from Exxon Corporation and Mobil Oil Corporation. See "--Exxon Mobil Acquisition." On June 1, 2000 and September 8, 2000, we acquired the Wood River Refinery in Illinois and the Alliance Refinery in Louisiana, respectively. See "--Acquisition of Wood River Refinery" and "--Acquisition of Alliance Refinery." On August 31, 2000, we sold the Avon Refinery. See "--Sale of Avon Refinery."

           We were incorporated under the laws of the State of Nevada in 1955. Our principal executive offices are located at 1700 East Putnam Avenue, Suite 500, Old Greenwich, Connecticut 06870 and our telephone number is (203) 698-7500.

Refining

           We operate seven major refinery systems that process crude oil, feedstocks and blendstocks into various petroleum products, chiefly light transportation fuels (gasoline, diesel and jet fuel) and heating oil. For the year ended December 31, 1999, we processed an average of 850,900 barrels per day and produced an average of 845,600 barrels of petroleum products per day. We sell barge, truckload and pipeline quantities of fuel at terminals, primarily to independent marketers and to our own retail marketing system.

Refining Capacity in Barrels Per Day (bpd)
East Coast Bayway Refinery Trainer Refinery West Coast Ferndale Refinery Los Angeles Refinery System1 San Francisco Area Refinery2 Mid-Continent Wood River Refinery Alliance Refinery	Linden, NJ Trainer, PA Ferndale, WA Los Angeles, CA San Francisco, CA Madison County, IL Louisiana	275,000 175,000 450,000 100,000 145,000 115,000 360,000 295,000 250,000 545,000

Total Capacity	1,355,000

1 2	Consists of two linked refineries located in Carson and Wilmington, California.

Consists of two refineries operated on an integrated basis: the Rodeo Refinery located in the San Francisco Bay area and Santa Maria Refinery located on the mid-California coast.

           In addition, we operate:

          o      23 company-controlled wholesale terminals; and

          o      Approximately 1,300 miles of pipelines.

Marketing

           We are one of the largest operators of company-controlled convenience stores in the United States. For the twelve months ended December 31, 1999, our network of approximately 4,700 retail outlets, approximately 2,000 of which are company-controlled and operated under the "Circle K" brand, sold approximately 4.5 billion gallons of gasoline and diesel fuel, and over $2.0 billion in convenience store merchandise.

           Our retail outlets, including the Exxon Mobil assets recently acquired, are located in 32 states, sell transportation fuels under such well-known brands as "76", "BP", "Exxon" and "Mobil", and convenience store merchandise under the recognized "Circle K" brand. We own the "76" trademark for retail fuel marketing worldwide and have rights to the "Exxon" brand in Arizona through 2001. We also have the exclusive right for ten years to use the "Exxon" brand from New York through Maine and the "Mobil" brand from New Jersey through Virginia. In addition, our "76" brand is the Official Fuel of NASCAR(R)and in 1998, "Circle K" was named the Official Convenience Store of NASCAR(R). We are currently in the process of rebranding many of our gasoline stations to capitalize on the strength of our "76" and "Circle K" brand names.

           The major assets in our marketing operations at June 30, 2000 include:

          2,150 company-operated retail outlets;
          2,140 company-controlled, dealer-operated retail outlets;
          1,760 independently owned retail outlets;
              70 fee operated retail outlets; and
            290 franchise locations.

Recent Events

Exxon Mobil Acquisition

           On February 28, 2000, we acquired from Exxon Corporation and Mobil Oil Corporation retail systems consisting of approximately 1,740 retail gasoline and convenience outlets for $860 million. We also acquired undeveloped sites and distribution terminals, all of which Exxon Mobil divested under a Federal Trade Commission consent decree. The acquired stations comprised the Exxon system from New York through Maine (the "Northeast Territory") and the Mobil system from New Jersey through Virginia (the "Middle Atlantic Territory"). The outlets include approximately 685 owned or leased sites and approximately 1,055 additional open dealers and branded distributor sites. The new sites complement our existing East Coast retail network, which is comprised of over 700 stations located in the Southeast and a smaller "BP" jobber network in the Northeast. We have the exclusive right to use the "Exxon" brand in the Northeast Territory and the "Mobil" brand in the Middle Atlantic Territory for ten years and the products and services associated with each brand. Our two East Coast refineries, which produce approximately 19 million gallons of petroleum products each day, supplies this retail outlet system.

           The purchase price for the acquisition, including working capital, was derived from a combination of the proceeds of the February 2000 offering of $400 million of 8 1/8% notes due February 15, 2030, $600 million of off-balance sheet lease financing, our available cash, and borrowings under our revolving credit agreement.

Acquisition of Wood River Refinery

           On June 1, 2000, we acquired from Equilon Enterprises LLC (a joint venture of Texaco Inc. and Shell Oil Co.) the Wood River Refinery and Chemical Complex, both located in Madison County, Illinois. The purchase price, including inventories, of $807.0 million consisted of cash and liabilities assumed. The Wood River Refinery has a refining capacity of 295,000 barrels per day. As part of the acquisition, we entered into a product offtake agreement with Equilon Trading Company for a substantial portion of Wood River's gasoline and diesel production. The initial term of this agreement is 15 years, with mutual options to extend thereafter.

           The purchase price for the acquisition, including working capital, was derived from a combination of the proceeds of the April 2000 public offering of $200 million of 8 1/8% notes due February 15, 2030, the private placement of $300 million principal amount of floating rate notes in two equal series due May 16, 2001 and November 16, 2001, our available cash, and borrowings under our revolving credit agreement.

Sale of Avon Refinery

           On August 31, 2000, we sold our Avon Refinery, located on San Francisco Bay, to Ultramar Diamond Shamrock Corporation of San Antonio, Texas for $650 million cash at closing, together with approximately $149 million of related crude oil and other hydrocarbon inventories. In addition, we will be entitled to contingent payments totaling up to $150 million during the next eight years in the event that refining margins exceed certain defined levels.

Acquisition of Alliance Refinery

           On September 8, 2000, we acquired the Alliance Refinery in Louisiana from BP Amoco. The purchase price was $658 million, plus approximately $281 million of related crude oil and other hydrocarbon inventories. The refinery is a modern 250,000 barrels per day clean fuels and petrochemical complex. The purchase price for the acquisition, including working capital, was derived from a combination of the proceeds from the sale of the Avon Refinery, our available cash and borrowings under our revolving credit agreement.

Revolving Credit Facility

           In September 2000, we increased the amount available to be borrowed under our revolving credit facility from $750 million to $1 billion.

Irish National Petroleum Corporation Acquisition

           On July 31, 2000, we announced that we had entered into an agreement to purchase substantially all of the assets of the Irish National Petroleum Corporation Limited. The principal assets to be acquired are a 75,000 per day refinery located in Cork, Ireland and a 8.5 million barrel deep water crude oil and oil products storage complex in Bantry Bay, Ireland. The purchase price is $100 million plus the value of crude oil and products inventory at closing. The purchase has been approved by our Board of Directors. Completion of the purchase is subject to the satisfaction of certain conditions, including regulatory approvals.

USE OF PROCEEDS

           Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities to repay indebtedness outstanding under our revolving credit agreement and for working capital and general corporate purposes. One-half of our new revolving credit agreement matures in February 2005, and the other half matures in February 2001. Our revolving credit agreement bears interest at a margin over one of several fluctuating rates. The interest rate on loans under our prior revolving credit agreement averaged 5.65% for the year ended December 31, 1999. In 1999, borrowings under our prior revolving credit agreement were used for working capital and general corporate purposes.

RATIOS OF EARNINGS TO FIXED
CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

           The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

     Six Months Ended
         June 30,                    Year Ended December 31,
     -----------------       ------------------------------------------
     2000         1999       1999(a)  1998(a)   1997    1996     1995
     -----------------       -------  -------   -----   -----    -----
     4.31x       3.08x        5.17x    1.91x    2.76x   2.99x    2.49x
(a)	Earnings for the year ended December 31, 1999 include a $240 million write-up of LIFO inventories previously written down to their net realizable value. The ratio of earnings to fixed charges for 1999 would have been 3.83x excluding the inventory write-up. Earnings for the year ended December 31, 1998 include the writedown of LIFO inventories of $240 million. The ratio of earnings to fixed charges for 1998 would have been 3.12x excluding the inventory writedown.

           For purposes of computing the above ratio, earnings consist of consolidated income from operations before income taxes and fixed charges. Fixed charges consist of interest on outstanding debt, distributions on Trust Preferred Securities, one third (the proportion deemed representative of the interest factor) of net rentals, and amortization of debt discount and expense. We did not have any preferred stock outstanding during the periods indicated.

DESCRIPTION OF DEBT SECURITIES

           The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Any particular terms of the debt securities offered by any prospectus supplement will be described in such prospectus supplement.

           Senior debt securities will be issued in one or more series under an indenture dated as of May 1, 1996, to be supplemented by one or more supplemental indentures between us and State Street Bank and Trust Company, as trustee. The indenture relating to senior debt securities is an exhibit to the Registration Statement. Subordinated debt securities will be issued in one or more series under a separate indenture between us and the trustee. An indenture relating to subordinated debt securities will be filed in connection with any offering of subordinated debt. You can inspect the indentures at the corporate trust office of the trustee at 2 Avenue de Lafayette, Boston, Massachusetts or as described above under "Where You Can Find More Information."

           This section, along with the description in the applicable prospectus supplement, is a summary of the material provisions of the applicable indenture and is not complete. It does not restate the indentures in their entirety. This section, and the description in the applicable prospectus supplement, is qualified in its entirety by the provisions of the indentures. We urge you to read the indentures because they, and not these descriptions, define your rights as a holder of the debt securities. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given them in the applicable indenture.

General

           The indenture relating to senior debt securities provides that:

(a)	the debt securities may be issued without limit as to aggregate principal amount;

(b)	the debt securities may be issued in one or more series and at various times;

(c)	the debt securities, when issued, will be unsecured and will not rank below any other of our unsecured indebtedness.

           The indenture relating to subordinated debt provides that:

(a)	the debt securities may be issued up to the aggregate principal amount authorized by us from time to time;

(b)	the debt securities may be issued in one or more series and at various times;

(c)	the debt securities, when issued, will be subordinated to the rights of the senior debt securities, as described under "Subordination of Subordinated Debt Securities".

           Each prospectus supplement and any applicable pricing supplement will describe the terms of any debt securities we issue. The terms may include:

(1)	the title of the debt securities;

(2)	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(3)	the percentage of the principal amount at which the debt securities will be issued and, if other than 100% of the principal amount of the debt securities, the percentage of the principal at which the debt securities will be offered;

(4)	the date or dates on which the principal of the debt securities will be payable;

(5)	the rate or rates, which may be fixed or floating, at which the debt securities will bear interest, if any;

(6)	the date or dates from which any interest will accrue, the interest payment dates, the record dates for the interest payment dates and the person to whom the interest will be payable;

(7)	the place or places where payments may be made on the debt securities;

(8)	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed at our option;

(9)	the obligation, if any, of us to redeem, repay, or repurchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the periods, prices, terms, and conditions of such redemption or purchase;

(10)	the events of default or covenants of the debt securities, to the extent different from or in addition to those described herein;

(11)	whether the debt securities will be issued in certificated and/or book-entry form;

(12)	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000, and any integral multiple thereof;

(13)	whether the debt securities offered will be senior or subordinated;

(14)	if applicable, the terms of any right to convert the debt securities into our common stock or other securities or property, including whether conversion is mandatory or at the option of the holder, and how the number of shares of common stock or other securities or property to be received will be calculated;

(15)	with respect to any obligation of us to purchase the debt securities at the option of the holders, the requirements of Section 14(e) under the Exchange Act and any other applicable tender offer rules under the Exchange Act;

(16)	any other terms or conditions of the debt securities not inconsistent with the provisions of the indentures upon which the debt securities will be offered.

           Unless otherwise provided in the prospectus supplement relating to the offering of any debt securities, principal and interest, if any, will be payable, and the debt securities will be transferable and exchangeable, at the office or offices or agency maintained by us for such purposes, provided that payment of interest on the debt securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register.

           Debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity, upon surrender of the debt securities at an agency we maintain for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

           Debt securities may bear interest at a fixed or a floating rate. We may issue debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate. If so, these will be sold at a discount below their stated principal amount. If material or applicable, the applicable prospectus supplement will describe any special United States federal income tax considerations applicable to these debt securities or to certain debt securities.

           Pursuant to the indentures, we must file annually with the trustee a certificate as to compliance with all conditions and covenants contained in the indentures.

           The indentures do not contain any provisions that would afford holders protection in the event of a highly leveraged or similar transaction involving us.

           We refer you to the description of any additional covenants listed in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, our Board of Directors or the trustee can waive, with respect to a series of debt securities, compliance with such covenants, only if the holders of a majority in principal amount of all outstanding debt securities of such series consent to the waiver. These covenants may also be modified to the extent that the defeasance and covenant defeasance provisions of the indentures apply to such series of debt securities. See "Modification of the Indentures."

Subordination of Subordinated Debt Securities

           Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities:

(1)	the right to receive payment under the subordinated debt securities will be subordinate to the payment in full of all senior debt;

(2)	the holders of senior debt will receive payment in full of principal of (and premium, if any) and interest, if any, on such senior debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the subordinated debt securities upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring, or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us;

(3)	in the event of liquidation or insolvency, our creditors who are not holders of senior debt or are holders of subordinated debt securities may recover less than holders of senior debt and may recover more than the holders of subordinated debt securities;

(4)	in the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt outstanding at the time of the acceleration will be entitled to receive payment in full of all amounts due before the holders of the subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated debt securities;

(5)	payments on account of principal (or premium, if any) or interest, if any, on the subordinated debt securities may only be made if the following has not occurred or is not continuing:

(a)	a default in any payment with respect to senior debt,

(b)	an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or

(c)	any judicial proceeding is pending with respect to any such default.

          For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than our stock and certain of our subordinated securities) upon conversion of a subordinated debt security will be deemed to constitute payment on account of the principal of such subordinated debt security.

          Senior debt means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that such claim for post-petition interest is allowed in such proceeding), on indebtedness for borrowed money, whether incurred on or before the date of the subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the subordinated debt securities or to other indebtedness for borrowed money which is pari passu with, or subordinated to, the subordinated debt securities; provided, however, that senior debt shall not be deemed to include the subordinated debt securities.

          The subordinated indenture permits the incurrence of additional senior debt, including indebtedness senior to the subordinated debt securities, which is subordinate to our other obligations. Senior debt securities, when issued, will constitute senior debt.

          The prospectus supplement may describe additional provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Global Securities

          We may issue the debt securities of a series in the form of a global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, Depository Trust Company, as depository.

          Upon the issuance of the Global Security, the depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the Global Security to the accounts of persons that have accounts with such Depositary, the participants. Such accounts shall be designated by the underwriters, if any. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

          So long as the depositary, or its nominee, is the registered owner of the Global Security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indentures. Except as provided below, only the depository or its nominee may:

(a)	have any of the individual debt securities represented by the Global Security registered in its name,

(b)	receive or be entitled to receive physical delivery of any such debt securities in definitive form, and

(c)	be considered the owner or holder of such debt securities under the indentures.

          Payments of principal of (and premium, if any) and interest, if any on individual debt securities represented by the Global Security registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of the Global Security. We, the trustee, any paying agent, or the securities registrar for the debt securities will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          We have been advised by the depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Security, the depositary immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security, as shown on the depository's records. Payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of the participants.

          If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in definitive registered form in exchange for the Global Security. In addition, we may at any time and in our sole discretion determine to have no debt securities of a series represented by one or more Global Securities. If that is the case, we will issue debt securities in definitive registered form in exchange for the Global Security for such series. If we so specify, an owner of a beneficial interest in the Global Security may, on terms acceptable to us, the trustee and the depositary, receive debt securities in definitive registered form in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of debt securities in definitive registered form equal in principal amount to such beneficial interest which will be issued in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

          Each person owning a beneficial interest in a Global Security for a series of debt securities must rely on the depository's procedures and, if such person is not a participant, on the participant's procedures, to exercise any rights of a holder of securities under the indentures. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Under existing industry practices, if we request any action of holders or that an owner of a beneficial interest in the Global Security desires to give or take any action to which a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and the participants would then authorize beneficial owners owning through such participants to give or take such action or otherwise act upon the instructions of such beneficial owners.

          The depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including the underwriters, if any), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or the representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Merger, Consolidation, Sale or Conveyance

          We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

(a)

we shall be the continuing corporation, or any other successor corporation is a domestic corporation and shall expressly assume payment of the principal of (and premium, if any) and interest on all the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indentures;

(b)

immediately after giving effect to such transaction, no Event of Default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing.

Covenants

          Any applicable covenant concerning the debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

          The following events are "Events of Default" with respect to any series of debt securities issued under the indentures:

(a)

failure to pay interest on any debt securities of a series within 30 days after the interest becomes due (with respect to subordinated debt, whether or not the payment is prohibited by the payment provisions of the subordinated indenture);

(b)

failure to pay when due all or a portion of principal on any debt securities of a series (with respect to subordinated debt, whether or not the payment is prohibited by the subordination provisions of the subordinated indenture);

(c)

default in the performance or breach of any other of our covenants contained in the indentures applicable to the relevant series of debt securities, if such default has continued for 30 days (or such other specified period) after written notice to us by the trustee or to us and the trustee by the holders of at least 25% of debt securities of the series; and

(d)	certain events involving any bankruptcy, insolvency or reorganization of us (voluntary or involuntary) which if involuntary continue for 90 days.

          Events of Default may be added or changed for the benefit of holders of certain series of debt securities. Any additions or changes will be described in the applicable prospectus supplement. The indentures provide that unless the default has been cured or waived, the trustee will notify the holders of debt securities within 90 days of such continuing default under the indentures; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series if the trustee determines that such withholding is in the best interest of such holders.

          If an Event of Default (other than as described in clause (d) above) with respect to any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of (and accrued and unpaid interest on) all debt securities of that series immediately due and payable. This acceleration may be annulled under certain circumstances. If an Event of Default described in clause (d) above has occurred and is continuing, the principal amount of (and accrued and unpaid interest on) all debt securities of all series will be immediately due and payable, without any declaration or other act by the trustee or any holder.

          Holders of a majority in principal amount of the outstanding debt securities of any series of debt securities then outstanding under the indentures may waive:

(a)	any past default with respect to such series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series; and

(b)	our compliance with certain covenants in the indentures with respect to debt securities of such series.

          If an Event of Default has occurred and is continuing, the trustee must exercise any of its rights or powers under the indentures at the request or direction of the holders of any series of debt securities only if holders of such series of debt securities then outstanding have offered to the trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding debt securities of each outstanding series which is affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of that series. Subject to certain limitations, the trustee may refuse to follow any direction which is in conflict with any law or the indentures.

          If the trustee fails to act for 60 days after it has received (1) a written request to institute proceedings in respect of an Event of Default from the holders of 25% in principal amount of the outstanding debt securities of the affected series, (2) an offer of reasonable indemnity and (3) no inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, the holders of debt securities of any series can institute any proceedings at law or in equity or in bankruptcy or otherwise with respect to the indentures or for any remedy under the indentures. The right of a holder of any debt security to receive payment of the principal of and any interest on such debt security on or after the due dates expressed in such debt security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Satisfaction and Discharge of Indentures

           The indentures with respect to any series (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of and interest on the debt securities of such series) will be discharged and canceled upon the satisfaction of certain conditions, including: (1) the payment of all principal of and interest on all the debt securities of such series or the deposit with the trustee of cash or appropriate government obligations or (2) a combination thereof sufficient for such payment or redemption in accordance with the indentures and the terms of the debt securities of such series.

Modification of the Indentures

          The indentures may be supplemented, modified and amended with the consent of the holders of a majority in principal amount of all outstanding debt securities or series of outstanding debt securities which are affected by such modification or amendment. Only with the consent of each holder of any debt security affected, may an amendment or modification to the indentures:

(a)	extend the stated maturity of the principal of the debt security;

(b)	reduce the principal amount of, or the rate or amount of interest on, or any premium payable upon redemption of, the debt security,

(c)

reduce the amount of original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of such debt security,

(d)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt security;

(e)	with respect to subordinated debt, modify subordinated provisions in a manner adverse to subordinated debt holders.

          Holders of a majority in principal amount of a series of outstanding debt securities may waive our compliance with certain covenants relating to any series of debt securities in the indentures.

          In certain prescribed instances, we and the trustee may execute supplemental indentures without the consent of any holder of debt securities, including establishing the form or terms of debt securities of any series.

Discharge, Defeasance and Covenant Defeasance

          We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the maturity or redemption date, as the case may be.

          If the indentures' defeasance provisions are made applicable to the debt securities of or within any series, we may elect either (a) to terminate all of our obligations with respect to such debt securities ("defeasance") or (b) to release ourself from obligations with respect to such debt securities under the indentures upon the irrevocable deposit by us with the trustee, in trust for such purposes, of funds (which may include obligations to the government), which through the scheduled payment of principal and interest, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments, when due. We will be required to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities. We will retain the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust.

          We can establish such a trust if, among other things, we have delivered to the trustee an opinion of counsel stating that:

(a)	the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance, and

(b)	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

          The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Applicable Law

          The debt securities and the indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the trustee

          The trustee may provide various commercial banking services to us from time to time. Upon the occurrence of an event of default or an event which, after notice of lapse of time or both, would become an event of default, or upon the occurrence of a default under any other indenture, the trustee may be deemed to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939 and, unless the trustee is able to eliminate any such conflicting interest, the trustee may be required to resign as trustee under either the subordinated or senior indenture. In that event, we would be required to appoint a successor trustee for such indentures.

DESCRIPTION OF PREFERRED STOCK

General

          We are authorized to issue 12,000,000 shares of preferred stock, $1.00 par value per share. No shares of preferred stock are issued or outstanding.

          The statements below describing the preferred stock are in all respects subject to and qualified by reference to the applicable provisions of our Articles of Incorporation and Bylaws and any applicable certificate of designations designating terms of a series of preferred stock.

          The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although our Board of Directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price. Our management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

          Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors can fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. When issued, the preferred stock will be fully paid and nonassessable by us. The preferred stock will have no preemptive rights.

          Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

(1)	the title and stated value of the preferred stock;

(2)	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)	the date from which dividends on the preferred stock shall accumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for the preferred stock;

(6)	the provision for a sinking fund, if any, for the preferred stock;

(7)	the provision for redemption, if applicable, of the preferred stock;

(8)	any listing of the preferred stock on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

(10)	whether interests in the preferred stock will be represented by depositary shares;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(12)	a discussion of federal income tax considerations applicable to the preferred stock;

(13)	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(14)

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Rank

          Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or our winding up, rank:

(a)	senior to all classes or series of our common stock;

(b)	senior to all equity securities ranking junior to the preferred stock,

(c)	equal with all equity securities issued by us, if the terms of such securities specifically provide for equal treatment; and

(d)	junior to all equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

          The term "equity securities" excludes convertible debt securities.

Dividends

          Holders of the preferred stock of each series will be entitled to receive, when and if declared by our Board of Directors, out of funds legally available for payment, cash dividends at rates and on dates set forth in the applicable prospectus supplement. Dividends may be based on different rates, which may be fixed or variable. Each such dividend will be payable to holders of record as they appear on our share transfer books on the applicable record dates. Our Board of Directors will fix the record dates for dividend payments.

          As provided in the applicable prospectus supplement, dividends on any series of the preferred stock may be cumulative or non-cumulative. Cumulative dividends will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend for the dividend period ending on such dividend payment date. We will have no obligation to pay the dividend accrued for such dividend period, whether or not dividends on such series are declared payable on any future dividend payment date.

          If preferred stock of any series is outstanding, our Board of Directors will not declare, pay or set apart for payment dividends on any of our capital stock of any other series ranking, as to dividends, equally with or junior to the preferred stock outstanding for any period unless:

(a)

for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay, full cumulative dividends on the preferred stock through the then current dividend period; and

(b)	for preferred stock lacking a cumulative dividend, we have declared and paid or declared and set aside a sum sufficient to pay full dividends for the then current dividend period;

          When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon preferred stock of any series and the shares of any other series of preferred stock ranking equally as to dividends with the preferred stock of such series, all dividends declared upon preferred stock of such series and any other series of preferred stock ranking equally as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series (which shall not include any accumulation of unpaid dividends for prior dividend periods if such preferred stock lacks a cumulative dividend) and such other series of preferred stock bear to each other. Interest, or sums of money instead of interest, shall not be payable for any dividend payment or payments on preferred stock of such series which may be in arrears.

          Except as provided in the immediately preceding paragraph, unless we have paid dividends through the then current dividend period (including dividend payments in arrears if dividends are cumulative) for such series of preferred stock or unless our Board of Directors has declared such dividends and has set aside a sum sufficient for such payment, our Board of Directors shall not declare dividends (other than in shares of common stock or other capital shares ranking junior to the preferred stock of such series as to dividends and upon liquidation) or pay or set aside for payment or declare or make any other distribution upon the common stock, or any other of our capital shares ranking junior to or equally with the preferred stock of such series as to dividends or upon liquidation. Additionally, we shall not redeem, purchase or otherwise acquire for any consideration (or any moneys to be paid or made available for a sinking fund for the redemption of any such shares) any shares of common stock, or any other of our capital shares ranking junior to or equally with the preferred stock of such series as to dividends or upon liquidation. Notwithstanding the foregoing, we may convert such shares into or exchange such shares for other of our capital shares ranking junior to the preferred stock of such series as to dividends and upon liquidation.

Redemption

          If the applicable prospectus supplement so provides, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Liquidation Preference

          Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such series of preferred stock. Such preferred shareholders will receive these distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital shares ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up.

          If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

          Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Conversion Rights

          The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock. Such terms will include: (a) the number of shares of common stock into which the shares of preferred stock are convertible; (b) the conversion price (or manner of calculation thereof); (c) the conversion period; (d) provisions as to whether conversion will be at the option of the holders of the preferred stock or us; (e) the events requiring an adjustment of the conversion price; and (f) provisions affecting conversion in the event of the redemption of such series of preferred stock.

Shareholder Liability

          Applicable Nevada law provides that no shareholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for such acts or obligations.

Registrar and Transfer Agent

          The applicable prospectus supplement will set forth the Registrar and Transfer Agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

          We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by the depositary shares will be deposited under a separate deposit agreement between us, the depositary named therein and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each depositary receipt owner will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented thereby.

          Depositary receipts issued pursuant to the applicable deposit agreement will evidence the depositary shares. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

Dividends and Other Distributions

          The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders.

          If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto. If the depositary determines that it is not feasible to make such distribution, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

          Holders of depositary shares will be subject to certain obligations, including filing proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Stock

          Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holders thereof will be entitled to delivery, to or upon such holders' order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Thereafter, holders of such shares of preferred stock will not be entitled to receive depositary shares for the preferred stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

          Provided we shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the redemption date, whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method we determine.

          From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue. The depositary shares called for redemption will no longer be deemed to be outstanding. All rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will end, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled to receive upon such redemption upon surrender of the depositary receipts representing the depositary shares.

Voting of the Preferred Stock

          Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. The depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares, it will abstain from voting the amount of preferred stock represented by such depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the depositary's negligence or willful misconduct.

Liquidation Preference

          Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

          The depositary shares are not convertible into our common stock or any other of our securities or property. Nevertheless, if the applicable prospectus supplement so specifies, the holders of the depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion of the depositary shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day before the conversion.

Amendment and Termination of the Deposit Agreement

          By agreement, we and the depositary at any time can amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related preferred stock will be effective only if the existing holders of at least two-thirds of the depositary shares have approved the amendment. The right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, shall only be impaired to comply with the law. Every holder of an outstanding depositary receipt at the time an amendment becomes effective shall be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

          Upon 30 days' prior written notice to the depositary, we may terminate the deposit agreement if a majority of each series of preferred stock affected by such termination consents to such termination. Upon the termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts together with any other property held by the depositary with respect to the depositary receipt.

          The deposit agreement will automatically terminate if (a) all outstanding depositary shares shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of Depositary

          We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges. The holders will also pay the fees and expenses of the depositary for any duties, outside of those expressly provided for in the deposit agreement, the holders request to be performed.

Resignation and Removal of Depositary

          The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary, any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of $50,000,000 or more.

Miscellaneous

          The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related preferred stock.

          We and the depositary will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. If satisfactory indemnity is furnished, we and the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depository receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

          In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

DESCRIPTION OF COMMON STOCK

General

          Our authorized capital stock includes 250 million shares of common stock, $0.75 par value per share. At June 30, 2000, there were 144,533,998 shares of common stock outstanding.

          For each outstanding share of common stock held, the holder is entitled to one vote on all matters presented to stockholders for a vote except as otherwise provided by statute and subject to voting rights of any holders of preferred stock. Cumulative voting is not permitted. Holders of the common stock do not have preemptive rights. All shares of common stock issued and sold will be duly authorized, fully paid, non-assessable and are not subject to further call or redemption. Subject to the rights of any holders of preferred stock, dividends may be paid to the holders of common stock if and when declared by our Board of Directors. Dividends will be paid out of funds legally available for dividend payment. We have paid quarterly dividends since 1989. Upon our liquidation, dissolution, or winding up, subject to the rights of any holders of preferred stock, the holders of common stock are entitled to receive our net assets in proportion to the respective number of shares they hold.

Registrar and Transfer Agent

          Boston EquiServe, L.P., Boston, Massachusetts is the Registrar and Transfer Agent for the common stock.

PLAN OF DISTRIBUTION

          We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. We will name, in the applicable prospectus supplement, any such underwriter or agent involved in the offer and sale of the securities.

          Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

          We will set forth in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

          If the applicable prospectus supplement so indicates, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase securities from them at the public offering price set forth in such prospectus supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such prospectus supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to Contracts shall be equal to, the respective amounts stated in the applicable prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (a) the purchase by an institution of the securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by Contracts.

          In the ordinary course of business, certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us.

LEGAL MATTERS

          Stroock & Stroock & Lavan LLP of New York, New York will pass upon the validity of the issuance of the securities offered hereby for us.

EXPERTS

          The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K of Tosco Corporation for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

      Securities and Exchange Commission registration fee...........  $744,744
      Printing and engraving expenses...............................    75,000
      Legal fees and expenses.......................................    75,000
      Accounting fees and expenses..................................    50,000
      Blue Sky fees and expenses....................................    10,000
      Trustee's fees................................................    10,000
      Miscellaneous expenses........................................    10,216
                                                                        ------

               Total................................................  $975,000

Item 15.  Indemnification of Directors and Officers.

          The Restated Articles of Incorporation of the Registrant provide that the Registrant shall, to the fullest extent provided by the Nevada General Corporation Law (the "Nevada GCL"), indemnify any and all persons whom it shall have the power to indemnify under the Nevada GCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Nevada GCL. The indemnification provided for in the Registrant's Restated Articles of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders of disinterested Directors, statute, rule or by common law or otherwise.

          The By-Laws of the Registrant also provide certain indemnification rights to the Directors and officers of the Registrant.

          The Registrant continues to maintain Directors and officers liability insurance policies. The Registrant presently carries part of such coverage under a policy maintained with a wholly-owned subsidiary of the Registrant engaged in the insurance business in Bermuda. In addition, the Registrant carries Directors and officers liability coverage under policies maintained with private unaffiliated insurance carriers. The insurance subsidiary has deposited in trust the insurance premiums received by it from the Registrant which will be used to pay losses which are covered by the insurance policy issued by such subsidiary.

          The Restated Articles of Incorporation of the Registrant include a provision which eliminates the liability of Directors and officers to the Registrant or its stockholders for damages for breaches of their fiduciary duty, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) for the payment of dividends in violation of the provisions of the Nevada GCL which provide that directors who, willfully or with gross negligence, permit the payment of a dividend or the making of a distribution other than as permitted by the Nevada GCL are jointly and severally liable for the lesser of the amount of the dividend or the loss sustained by reason of the dividend or other distribution to stockholders.

          Under Nevada law, absent the foregoing provision, Directors and officers would be liable for negligence or misconduct in the performance of their duties to the Registrant. The provision absolves Directors and officers of liability for negligence, including gross negligence, in the performance of their duties. They will remain liable for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law or a violation of the provision referred to above concerning payment of dividends. The provision has no effect on the availability of equitable remedies such as injunction or rescission upon breach of such duty. In addition, the Registrant understands that the Commission takes the position that the provision will not affect the liability of such persons under the federal securities laws. The Commission's position appears to be that (1) the Nevada law authorizing this provision by its terms only permits the elimination or limitation for breach of fiduciary duty as a director or officer, which is a state law liability and not one imposed by the federal securities laws, and (2) the federal securities laws preempt attempts by the states to limit liability for violations of such laws. However, these issues have not been litigated and are unresolved at the present time. The Nevada law authorizing this provision does not state whether charter amendments adopted pursuant thereto will apply prospectively only or whether they will also apply to acts or omissions which are alleged to have occurred before their adoption and the Nevada courts have not addressed such issue. If such amendments are determined by the Nevada courts to apply retroactively, the Registrant intends the provision to have such retroactive application.

          Registrant has entered into indemnification agreements with its Directors which provide them with certain indemnification rights.

Item 16.  Exhibits.

4.1 --

Indenture between Registrant and State Street Bank and Trust Company, as trustee, relating to senior debt securities (including form of senior debt security). Incorporated by reference to Registration Statement on Form S-3 (File No. 333-2521). ("1996 S-3")

4.2 --	Indenture between the Registrant and State Bank and Trust Company, as trustee, relating to subordinated debt securities.(1)
4.3 --	Form of Designating Amendment for Preferred Stock(1)
4.4 --	Form of Preferred Stock Certificate.(1)
4.5	Form of Deposit Agreement.(1)
5.1 --	Opinion of Stroock & Stroock & Lavan as to the legality of the Securities.
12.1--	Statement regarding computation of ratio of earnings to fixed charges.
23.1--	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).
23.2--	Consent of PricewaterhouseCoopers LLP
24 --	Power of attorney (included on signature page of this Registration Statement).
25 --	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of State Street Bank and Trust Company. Incorporated by reference to Exhibit 25 to 1996 S-3.

(1)	To be incorporated by reference in connection with the offering of subordinated debt securities or preferred stock.

Item 17.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  The undersigned Registrant hereby undertakes that:

     (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (e)  The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute before the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

          (f)  The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on September 25, 2000.

TOSCO CORPORATION By: /s/Thomas D. O'Malley Thomas D. O'Malley Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                  Title                         Date
          ---------                  -----                         ----

/s/ Thomas D. O'Malley        Chairman of the Board and         September 25, 2000
--------------------------    Chief Executive Officer
Thomas D. O'Malley

/s/ Jefferson F. Allen        President, Principal Financial    September 25, 2000
--------------------------    Officer  and Director
Jefferson F. Allen

/s/ Robert I. Santo           Vice President and Principal      September 25, 2000
-------------------------     Accounting Officer
Robert I. Santo

                              Director                          ______, 2000
-------------------------
Patrick M. de Barros

/s/ Wayne A. Budd             Director                          September 25, 2000
-------------------------
Wayne A. Budd

/s/ Houston I. Flournoy       Director                          September 25, 2000
-------------------------
Houston I. Flournoy

/s/ Edmund A. Hajim           Director                          September 25, 2000
-------------------------
Edmund A. Hajim

/s/ Charles J. Luellen        Director                          September 25, 2000
-------------------------
Charles J. Luellen

/s/ Eija Malmivirta           Director                          September 25, 2000
--------------------------
Eija Malmivirta

/s/ Mark R. Mulvoy            Director                          September 25, 2000
--------------------------
Mark R. Mulvoy

/s/ Kathryn L. Munro          Director                          September 25, 2000
--------------------------
Kathryn L. Munro
EXHIBIT INDEX

Exhibits	Description	Page
4.1

Indenture between Registrant and State Street Bank and Trust Company, as trustee, relating to senior debt securities (including form of senior debt security). Incorporated by reference to Registration Statement on Form S-3 (File No. 333-2521). ("1996 S-3")

4.2	Indenture between the Registrant and State Bank and Trust Company, as trustee, relating to subordinated debt securities. (1)

4.3	Form of Designating Amendment for Preferred Stock (1)

4.4	Form of Preferred Stock Certificate. (1)

4.5	Form of Deposit Agreement. (1)

5.1	Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Securities.

12.1	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on signature page of this Registration Statement).

25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of State Street Bank and Trust Company. Incorporated by reference to Exhibit 25 to 1996 S-3.

(1)  To be incorporated by reference in connection with the offering of subordinated debt securities or preferred stock.